Exhibit 5.1

August 21, 2012

M&T Bank Corporation,

One M&T Plaza,

Buffalo, New York 14203.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 230,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $1.00 per share and liquidation preference $1,000 per share, and 151,500 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series C, par value $1.00 per share and liquidation preference $1,000 per share (collectively, the “Securities”), of M&T Bank Corporation, a New York corporation (the “Company”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, the Securities, when issued, were validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain matters on factual information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the certificates evidencing the Securities conform to the specimens thereof examined by us, that the certificates for the Securities have been duly countersigned and registered by the registrar and transfer agent of the Securities, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus Supplement relating to the Securities. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP